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                                                                   Exhibit 11.01
                       COMPUTATION OF EARNINGS PER SHARE
                     AND EQUIVALENT SHARES OF COMMON STOCK
                                  (Unaudited)
                 (thousands except share and per share amounts)

                                                                                      THREE MONTHS ENDED
                                                                             ----------------------------------

                                                                                 MARCH 30,              APRIL 1,
                                                                                    1996                  1995
                                                                                 ---------              ---------
Average Shares Outstanding

1.  Weighted average number of shares of
   common stock outstanding during the
   period                                                                        6,145,220              6,118,807

2.  Net additional common equivalent shares
   assuming exercise of common stock
   warrants as computed under the treasury
   stock method                                                                     14,041                 17,348
                                                                                 ---------              ---------


3.  Weighted average number of shares and
   equivalent shares of common stock
   outstanding during the period                                                 6,159,261              6,136,155
                                                                                 =========              =========


Income (Loss)
4.  Net loss available for common stock                                          $  (6,174)            $   (4,598)
                                                                                 =========             ==========


Per Share Amounts
5.  Earnings (loss)                                                              $   (1.00)            $    (0.75)
                                                                                 =========             ==========





     Earnings (loss) per share is computed by dividing net income (loss) available for common stock, by weighted average number of shares of common stock and common stock equivalents (warrants), unless anti-dilutive, outstanding during the periods.